Exhibit 4.6

Execution Version

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 20, 2020, among MERCO HOLDINGS, LLC, a Delaware limited liability company (the “New Subsidiary Guarantor”), a subsidiary of EXELA INTERMEDIATE LLC, a Delaware limited liability company (or its successor) (the “Company”), EXELA FINANCE INC., a Delaware corporation (the “Co-Issuer” and together with the Company, the “Issuers”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuers, certain Subsidiary Guarantors and the Trustee have heretofore executed an indenture, dated as of July 12, 2017 (as supplemented by the First Supplemental Indenture, dated as of July 12, 2017, and as further amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 10.000% First- Priority Senior Secured Notes due 2023 (the “Notes”), initially in the aggregate principal amount of $1,000,000,000;

WHEREAS, Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuers are required to cause the New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall unconditionally guarantee all the Issuers’ Obligations under the Notes and the Indenture pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.Notices. All notices or other communications to the New Subsidiary Guarantor shall be given as provided in Section 13.02 of the Indenture.

4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or as to the statements made in the recitals.

7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

EXELA INTERMEDIATE LLC, as Issuer

By:	/s/ Ronald Cogburn
Name:	Ronald Cogburn
Title:	Chief Executive Officer

EXELA FINANCE INC., as Co-Issuer

By:	/s/ Ronald Cogburn
Name:	Ronald Cogburn
Title:	Chief Executive Officer

MERCO HOLDINGS, LLC, as a Subsidiary Guarantor

By:	/s/ Ronald Cogburn
Name:	Ronald Cogburn
Title:	Chief Executive Officer

[Signature Page to Second Supplemental Indenture (Exela)]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President

[Signature Page to Second Supplemental Indenture (Exela)]